AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is entered into as of March 28, 2019 by, between and among Verity Delaware, Inc., a Delaware corporation ("VERITY"), Healthcare Solutions Management Group, Inc., a Delaware corporation ("HSMG"), and Verity Merger Corp., a Delaware corporation ("MERGER SUB").

WHEREAS, the purpose of this Merger Agreement, and the transactions contemplated by this Merger Agreement, is to create a new holding company structure and HSMG and MERGER SUB have been formed for the purpose of effecting this new holding company structure;

WHEREAS, on the date hereof, VERITY has authority to issue Twenty Four Million (24,000,000) shares of common stock, $0.0001 par value per share (the "VERITY Stock"), of which (12,733,306) shares are issued and outstanding; One Million (1,000,000) shares of Preferred Stock authorized for issuance, all of which are undesignated and unissued. There are no other options, warrants or other rights outstanding for the issuance of any VERITY common or preferred stock.

WHEREAS, on the date hereof, HSMG has authority to issue Twenty Four Million (24,000,000) shares of common stock, $0.0001 par value per share (the "HSMG Stock"), of which One Hundred (100) shares are issued and outstanding, and One Million (1,000,000) shares of Preferred Stock authorized for issuance all of which are undesignated and unissued. There are no other options, warrants or other rights outstanding for the issuance of any HSMG common or preferred stock;

WHEREAS, on the date hereof, MERGER SUB has authority to issue Twenty Four Million (24,000,000) shares of common stock, $0.0001 par value per share (the "MERGER SUB Stock"), of which One Hundred (100) shares are issued and outstanding, and One Million (1,000,000) shares of Preferred Stock authorized for issuance, all of which are undesignated and unissued. There are no other options, warrants or other rights outstanding for the issuance of any MERGER SUB common or preferred stock;

WHEREAS, the respective Boards of Directors of VERITY, HSMG and MERGER SUB have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant §251(g) of the Delaware General Corporation Law, under which HSMG would survive as the holding company, by the merger of VERITY, with and into MERGER SUB, and with each holder of shares of VERITY Stock receiving an equal number of share of HSMG Stock in exchange for such shares of VERITY Stock;

WHEREAS, under the respective certificates of incorporation of VERITY and HSMG, the HSMG Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the VERITY Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the Certificate of Incorporation and Bylaws of HSMG, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws

of VERITY immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law.

WHEREAS, the Certificate of Incorporation of MERGER SUB is identical to the Certificate of Incorporation of VERITY immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law, pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of VERITY, HSMG, and MERGER SUB have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(g) of the Delaware General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, VERITY, HSMG, and MERGER SUB hereby agree as follows:

1. Merger. VERITY shall be merged with and into MERGER SUB (the "Merger"), and MERGER SUB shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective at 5:00 o'clock p.m. on March 28, 2019 or such time as the Financial Industry Regulatory Authority ("FINRA") shall have approved the name and symbol change for the successor public issuer (which is HSMG) and/or a certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the provisions of this Merger Agreement, as soon as practicable following the satisfaction or waiver of any conditions precedent, HSMG shall duly execute and file a Certificate of Merger (the "Certificate of Merger") substantially in the form set forth as Exhibit A hereto.

2. Succession. At the Effective Time, the separate corporate existence of VERITY shall cease, and MERGER SUB shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of VERITY, and MERGER SUB shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of VERITY, including, without limitation, all outstanding indebtedness of VERITY, all in the manner and as more fully set forth in Section 251(g) of the Delaware General Corporation Law and as required by Court Order.

3. Directors. The Directors of VERITY immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and HSMG at and after the Effective Time until their successors are duly elected and qualified.

4. Officers. The officers of VERITY immediately preceding the Effective Time shall be the officers of the Surviving Corporation and HSMG at and after the Effective Time, to serve at the pleasure of the Board of Directors of HSMG

5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a. each share of VERITY Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of HSMG Stock and each share of VERITY preferred stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable shares of HSMG preferred stock in to same class or series of HSMG as was previously held in VERITY (in the event that VERITY's Receiver has not canceled said shares of preferred stock.. By virtue of this Agreement, DGCL 251(g) and all applicable federal securities laws and rules, HSMG shall become the successor public issuer to VERITY;

b. each share of VERITY Stock held in the treasury of VERITY immediately prior to the Effective Time shall be cancelled and retired;

c. each option, warrant, purchase right, unit, debenture or other security of VERITY convertible into shares of VERITY immediately prior to the Effective Time shall be convertible into the same number of shares of MERGER SUB and MERGER SUB shall reserve for purposes of the exercise of such options, warrants, purchase rights, units, debentures or other securities, an equal number of shares of MERGER SUB Stock as MERGER SUB reserved; and

d. each share of HSMG Stock issued and outstanding in the name of VERITY immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of HSMG Stock.

6. Other Agreements. At the Effective Time, HSMG shall assume any obligation of VERITY to deliver or make available shares of VERITY Stock under any other agreement or employee benefit plan not referred to in Paragraph 5 herein to which VERITY is a party. Any reference to VERITY Stock under any such other agreement or employee benefit plan shall be deemed to be a reference to HSMG Stock and one share of HSMG Stock shall be issuable in lieu of each share of VERITY Stock required to be issued by any such other agreement or employee benefit plan, subject to subsequent adjustment as provided in any such other agreement or employee benefit plan and any stock splits.

7. Further Assurances. From time to time, as and when required by the Surviving Corporation MERGER SUB or by its successors or assigns, there shall be executed and delivered on behalf of VERITY such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of VERITY, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of VERITY or otherwise, to take

any and all such action and to execute and deliver any and all such deeds and other instruments.

8. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares VERITY Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of HSMG Stock, as the case may be, into which the shares of VERITY Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of HSMG and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HSMG or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of HSMG Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

9. Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

10. Certificates of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Verity Merger Corp. and the Certificate of Incorporation of Healthcare Solutions Management Group, Inc. shall be the Certificate of Incorporation of the successor public issuer to VERITY.

11. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of VERITY, HSMG, and MERGER SUB, by action of the board of directors of VERITY if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of VERITY and its stockholders.

12. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

13. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

14. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, VERITY, HSMG, and MERGER SUB have caused this Merger Agreement to be executed and delivered as of the date first above.

VERITY DELAWARE, INC.
A Delaware Corporation

By: ______________________
Name: Robert Stevens
Title: Court Appointed Receiver and
President, CEO, CFO, Secretary/Treasurer
and Sole Director

HEALTHCARE SOLUTIONS MANAGEMENT GROUP, INC.
A Delaware Corporation

By: ______________________
Name: Robert Stevens
Title: Court Appointed Receiver and
President, CEO, CFO, Secretary/Treasurer
and Sole Director

VERITY MERGER CORP.
A Delaware Corporation

By: ______________________
Name: Robert Stevens
Title: Court Appointed Receiver and
President, CEO, CFO, Secretary/Treasurer
and Sole Director

Exhibit A
STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS
(Verity Delaware, Inc.
with and into
Verity Merger Corp.)

Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL"), Healthcare Solutions Management Group, Inc., a Delaware corporation (the surviving "Parent Corporation"), in connection with the merger of Verity Delaware, Inc. (the "Corporation") with and into Verity Merger Corp., a Delaware corporation ("Merger Sub" or "Surviving Subsidiary Corporation), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name	State of Incorporation
Verity Delaware, Inc.	Delaware
Verity Merger Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March 28, 2019, by and among Healthcare Solutions Management Group, Inc., the Corporation and Merger Sub (the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the corporations.

THIRD: The name of the surviving corporation to the merger is Verity Merger Corp. (the "Surviving Corporation").

FOURTH: The Certificate of Incorporation of Verity Merger Corp., a Delaware corporation, as between Verity Merger Corp. and Verity Delaware, Inc., a Delaware corporation, shall be the certificate of incorporation of the Surviving Corporation (the separate existence of Healthcare Solutions Management Group, Inc. will continue in effect and following the merger between Verity Merger Corp. and Verity Delaware, Inc., will emerge under 251(g) as the parent to the Surviving Corporation).

FIFTH: The Merger shall become effective upon filing with the Delaware Secretary of State and for purposes of FINRA only, upon acceptance by FINRA and .

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at 387 Corona Street, Suite 555, Denver, CO 80218. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the Corporation or Merger Sub.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed by the duly authorized officers set forth below..

Verity Delaware, Inc.

Robert Stevens, Receiver and CEO

Verity Merger Corp.

Robert Stevens, Receiver and CEO

Healthcare Solutions Management Group, Inc.

Robert Stevens, Receiver and CEO